February 13, 2020

Daniel J. Durn
Chief Financial Offier
APPLIED MATERIALS INC /DE
3050 Bowers Avenue
P.O. Box 58039
Santa Clara, CA 95052

       Re: APPLIED MATERIALS INC /DE
           Form 10-K for the fiscal year ended October 27, 2019
           File No. 000-06920

Dear Mr. Durn:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing